Exhibit 21.1
Subsidiaries of FLIR Systems, Inc.

•FLIR Commercial Systems, Inc., a California corporation
•FLIR Detection, Inc., a Delaware corporation
•FLIR Government Systems, Inc., a Delaware corporation
•FLIR Surveillance, Inc., a Delaware corporation
•FLIR Unmanned Ground Systems Inc., a Delaware corporation
•FLIR Unmanned Aerial Systems ULC, a Canadian corporation
•FLIR Integrated Imaging Solutions, a Canadian corporation
•FSI Holdings CV, a Netherlands corporation
•FLIR Systems BV, a Netherlands corporation
•FLIR Systems Holding AB, a Sweden corporation
•FLIR Systems AB, a Sweden corporation
•FLIR Systems Trading Belgium BV, a Belgium corporation
•RIHL Ltd., a United Kingdom corporation
•Raymarine UK Ltd., a United Kingdom corporation